Exhibit 23

Deloitte & Touche LLP
50 Fremont Street	Telephone: (415) 783-4000
San Francisco, California 94105-2230	Facsimile: (415) 783-4329

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of The Gap, Inc. on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128 and No. 333-105934 and Registration Statement No. 333-87442 on Form S-3 of our report dated March 30, 2004, appearing in the annual report on Form 10-K of The Gap, Inc. for the year ended January 31, 2004.

/s/    Deloitte & Touche LLP

San Francisco, California

March 30, 2004